EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cabletron Systems, Inc.:

        We consent to incorporation by reference in the registration statements (Nos. 33-50454, 33-31572, 33-50753, 33-21391, 33-17557, 33-09403, 33-09029, 33-96060, 33-96058, 33-33454 and 33-42490) on Form S-8 of Cabletron Systems, Inc. of our reports dated March 28, 2000, except for the last three paragraphs of Note 3, as to which the date is May 23, 2000, relating to the consolidated balance sheets of Cabletron Systems, Inc. and subsidiaries as of February 29, 2000 and February 28, 1999, and the related consolidated statements of operations, stockholders’ equity and cash flows and the related schedule for each of the years in the three-year period ended February 29, 2000, which reports are included in the February 29, 2000 Annual Report to Stockholders on Form 10-K of Cabletron Systems, Inc.

/s/ KPMG LLP

Boston, Massachusetts
May 30, 2000